Exhibit D (xxv)

AMENDMENT TO SUBADVISORY AGREEMENT

This AMENDMENT TO SUBADVISORY AGREEMENT is dated as of December 18, 2006, by and among AIG SUNAMERICA ASSET MANAGEMENT CORP., a Delaware Corporation (the “Adviser”), BLACKROCK INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the “Subadviser”).

W I T N E S S E T H:

WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated September 30, 2006, pursuant to which the Subadviser furnishes investment advisory services to certain series of SunAmerica Focused Series, Inc. (the “Fund”) as listed on Schedule A of the Subadvisory Agreement;

WHEREAS, the parties desire to amend the Subadvisory Agreement to modify the fee payable by the Adviser to the Subadviser with respect to the Focused Large-Cap Value Portfolio;

WHEREAS, the parties desire to further amend the Subadvisory Agreement to reflect the addition of a new series, the Focused Large-Cap Growth Portfolio, to Schedule A and to reflect the term of the Agreement with respect to such services; and

WHEREAS, the Board of Directors of the Fund, has approved this Amendment to Subadvisory Agreement and it is not required to be approved by the shareholders of the Focused Large-Cap Growth Portfolio or the Focused Large-Cap Value Portfolio.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	Schedule A of the Subadvisory Agreement shall be replaced with the Schedule attached hereto.

2.	This Amendment to Subadvisory Agreement is effective as of December 18, 2006.

3.	The Subadvisory Agreement shall continue in full force and effect with respect to the Focused Large-Cap Value Portfolio until August 31, 2007, and with respect to the Focused Large-Cap Growth Portfolio until August 31, 2008, in accordance with the terms set forth in paragraph 14 of the Subadvisory Agreement.

4.	The Subadvisory Agreement, as expressly amended hereto, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

AIG SUNAMERICA ASSET MANAGEMENT CORP.

By:
Name: Peter A. Harbeck
Title: President & CEO

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:
Name:
Title:

SCHEDULE A

Portfolio	Fee Rate (as a percentage of daily net assets the Subadviser manages for the Portfolio)
Focused Large-Cap Value Portfolio
Focused Large-Cap Growth Portfolio